Exhibit 99.1

NEWS RELEASE

Investor Relations 301-770-3099 | www.nabi.com

FOR IMMEDIATE RELEASE

Nabi Biopharmaceuticals Announces Fourth Quarter and Full-Year 2008 Financial Results

Rockville, Maryland, March 11, 2009 – Nabi Biopharmaceuticals (NASDAQ: NABI) today announced fourth quarter and year-end financial results for the three and twelve month periods ended December 27, 2008.

For the full year ended December 27, 2008, the Company’s net loss from continuing operations was $15.0 million, or $0.29 per share, compared to a net loss of $24.5 million, or $0.41 per share, for the year ended December 29, 2007. Including results from discontinued operations, Nabi had a net loss of $10.7 million, or $0.20 per share, for 2008 compared to net income of $47.1 million, or $0.78 per share, in 2007. A $79.7 million pre-tax gain on the sale of the biologics strategic business unit was the primary component of net income for 2007.

For the quarter ended December 27, 2008, the Company recorded a net loss from continuing operations of $2.8 million, or $0.05 per share, compared to a net gain of $9.7 million, or $0.16 per share, for the prior year period. Including results from discontinued operations, Nabi had a net loss of $2.4 million, or $0.05 per share, compared to net income of $78.8 million, or $1.32 per share, in 2007. During the quarter, the Company repurchased 0.5 million shares of its common stock at an average price of $3.17 per share. The Company also repurchased $18.7 million, par value, of its 2.875% convertible senior notes for $16.6 million, a $2.1 million discount, resulting in a $1.6 million gain on retirement of debt for the quarter.

The Company repurchased 5.1 million shares of its common stock during 2008 at an average price of $3.66 per share. Since the inception of the repurchase plan in December 2007, a total of 10.1 million shares have been repurchased for a total of $36.9 million, leaving a balance of $28.1 million in the plan at December 27, 2008. Nabi also repurchased $57.3 million, par value, of 2.875% convertible senior notes for $51.6 million during the year, leaving a balance of $16.3 million, par value, at December 27, 2008. The debt repurchases resulted in a $4.0 gain on retirement of debt for the full year.

Net cash used in operating activities was $18.9 million for the full year 2008, a 29% reduction compared to $26.7 million used in 2007. Excluding discontinued operations, cash used in operating activities was $22.8 million for 2008 compared to $42.6 million in 2007, a reduction of 46%. Cash, cash equivalents and marketable securities totaled $130.3 million at the end of 2008 compared to $219.2 million at the end of 2007. These balances exclude $10.2 million and $10.0 million, respectively, of restricted cash related to discontinued operations. This restricted cash is held in escrow to support any valid indemnification claims made by Biotest Pharmaceuticals. The balance of this escrow account will be released to Nabi in April 2009. The decrease in the balance of cash, cash equivalents and marketable securities is largely due to $20.0 million for stock repurchases and $51.6 million to repurchase debt as well as cash used in operating activities during 2008.

“2008 was a year of transformation for Nabi as we transitioned from a fully-integrated biopharmaceutical company to one that is keenly focused on vaccines to address critical unmet medical needs in the areas of nicotine addiction and infectious disease,” said Dr. Raafat Fahim, President and Chief Executive Officer of Nabi Biopharmaceuticals. “I am proud of the significant progress we achieved with our principal pipeline products, NicVAX and PentaStaph. We successfully completed a Phase 2 dose and schedule

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optimization immunogenicity study and also reached agreement with the FDA on a Special Protocol Assessment for NicVAX, positioning the vaccine to enter Phase 3. These achievements significantly improved the probability of clinical and regulatory success and enhanced the value of NicVAX. We also signed two important collaborative development agreements with the National Institute of Allergy and Infectious Diseases and the U.S. Department of Defense for PentaStaph. Both of these agreements aim to advance the clinical development of PentaStaph and enhance its value. We remain in a position of financial strength with ample cash, and a markedly reduced level of debt. With the steps we have taken in 2008, we believe that we added significant value to our pipeline products and are in a better position to advance our strategic alternatives so as to realize the full value of these assets for the benefit of our shareholders.”

Financial Results Conference Call and Webcast Information

The Company will host a live webcast at 4:30 p.m. EST today to discuss these results.

The live webcast can be accessed at:

http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=100445&eventID=2109473

(Due to the length of this URL, it may be necessary to copy and paste this hyperlink into your browser. Remove the space if one exists.) or via the Nabi Biopharmaceuticals website at http://www.nabi.com.

If you do not have Internet access, the U.S./Canada call-in number is 888-396-2386 and the international call-in number is 617-847-8712. The passcode is 31351884. An audio replay will be available for U.S./Canada callers at 888-286-8010 and for international callers at 617-801-6888. The replay passcode is 12609657. An audio replay of this call will be available through March 18, 2009. The press release and an archived version of the webcast will be available on the company’s website at http://www.nabi.com.

About Nabi Biopharmaceuticals

Nabi Biopharmaceuticals leverages its experience and knowledge in powering the immune system to develop products that target serious medical conditions in the areas of nicotine addiction and gram-positive bacterial infections. Nabi Biopharmaceuticals is currently developing NicVAX® (Nicotine Conjugate Vaccine), an innovative and proprietary investigational vaccine for treatment of nicotine addiction and prevention of smoking relapse, and StaphVAX® (Staphylococcus aureus Polysaccharide Conjugate Vaccine), a vaccine designed to prevent the most dangerous and prevalent strains of S. aureus bacterial infections. The company is headquartered in Rockville, Maryland. For additional information about Nabi Biopharmaceuticals, please visit our Web site:http://www.nabi.com.

Forward-Looking Statements

Statements in this release that are not strictly historical are forward-looking statements including statements about the strategic alternatives process, development of our product candidates, and clinical trials and studies. You can identify these forward-looking statements because they involve our expectations, beliefs, projections, preferences, intentions, anticipations or other characterizations of future events or circumstances. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that may cause actual results to differ materially from those in the forward-looking statements as a result of any number of factors. These factors include, but are not limited to, risks relating to our ability to: successfully pursue strategic and other alternatives; obtain successful clinical trial results; successfully partner with third parties to fund, develop, and manufacture our pipeline products, including NicVAX and PentaStaph attract and maintain the human and financial resources to bring to market products in development; receive PhosLo milestone and royalty proceeds; depend upon third parties to manufacture our products; achieve approval and market acceptance of our products; enter into and maintain arrangements with third parties to market and sell our products; comply with reporting and payment obligations under government rebate and pricing programs; raise additional capital on acceptable terms, or at all; and re-pay our outstanding convertible senior notes when due. Many of these factors are more fully discussed, as are other factors, in the company’s Annual Report on Form 10-K for the fiscal year ended December 29, 2007 filed with the Securities and Exchange Commission.

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Nabi Biopharmaceuticals

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

	September 27, 2008	December 29, 2007
ASSETS
Current assets:
Cash and cash equivalents	$106,438	$217,606
Marketable securities	23,900	1,600
Prepaid expenses and other current assets	1,430	2,371
Assets of discontinued operations (including restricted cash in 2008)	10,409	4,616

Total current assets	142,177	226,193

Property and equipment, net	1,315	1,971
Other assets (including discontinued operations restricted cash in 2007)	657	10,406

Total assets	$144,149	$238,570

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,226	$3,647
Accrued expenses and other current liabilities	3,030	7,105
Current liabilities of discontinued operations	3,381	9,548

Total current liabilities	7,637	20,300

2.875% convertible senior notes, net	16,024	71,738

Total liabilities	23,661	92,038
Commitments and contingencies
Stockholders’ equity:
Convertible preferred stock	—	—
Common stock	6,239	6,212
Capital in excess of par value	336,691	333,527
Treasury stock	(42,187)	(23,608)
Other comprehensive income	60	—
Accumulated deficit	(180,315)	(169,599)

Total stockholders’ equity	120,488	146,532

Total liabilities and stockholders’ equity	$144,149	$238,570

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Nabi Biopharmaceuticals

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share data)

	For the Three Months Ended		For the Twelve Months Ended
	December 27, 2008	December 29, 2007	December 27, 2008	December 29, 2007
Operating expenses:
General and administrative expenses	$2,269	$5,049	$12,415	$26,090
Research and development expenses	2,651	3,592	12,556	18,841

Operating loss	(4,920)	(8,641)	(24,971)	(44,931)
Interest income	492	1,675	4,579	6,026
Interest expense	(171)	(818)	(1,456)	(3,454)
Other income (expense), net	1,587	3,564	4,122	3,576

Loss from continuing operations before income taxes	(3,012)	(4,220)	(17,726)	(38,783)
Income taxes	247	13,946	2,765	14,265

Loss from continuing operations	(2,765)	9,726	(14,961)	(24,518)
Discontinued operations:
Net income from discontinued operations	380	3,783	4,245	4,036
Net gain on disposal of discontinued operations	—	65,241	—	67,551

Income (loss) from discontinued operations	380	69,024	4,245	71,587

Net loss	$(2,385)	$78,750	$(10,716)	$47,069

Basic and diluted (loss) income per share:
Continuing operations	$(0.05)	$0.16	$(0.29)	$(0.41)
Discontinued operations	0.00	1.15	0.09	1.19

Basic and diluted (loss) income per share	$(0.05)	$1.32	$(0.20)	$0.78

Basic and diluted weighted average shares outstanding	51,404	59,831	51,866	60,295

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Nabi Biopharmaceuticals

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	For the Years Ended
	December 27, 2008	December 29, 2007
Cash flow from operating activities:
Loss from continuing operations	$(14,961)	$(24,518)
Adjustments to reconcile loss from continuing operations to net cash used in operating activities from continuing operations:
Depreciation and amortization	574	1,725
Non-cash intra-period tax allocation	(2,765)	(14,265)
Accretion of discount on convertible senior notes	70	168
Non-cash compensation	2,733	2,770
Gain on repurchase of convertible senior notes	(4,023)	(3,583)
Other	48	(5)
Changes in assets and liabilities:
Prepaid expenses and other assets	541	(401)
Trade accounts payable, accrued expenses and other	(4,982)	(4,488)

Total adjustments	(7,804)	(18,079)

Net cash used in operating activities from continuing operations	(22,765)	(42,597)
Net cash provided by operating activities from discontinued operations	3,864	15,853

Net cash used in operating activities	(18,901)	(26,744)

Cash flow from investing activities:
Purchases of marketable securities	(23,871)	(29,475)
Proceeds from sales of marketable securities	1,600	60,375
Capital expenditures	(53)	(110)
Other investing activities, net	112	80

Net cash provided by (used in) investing activities from continuing operations	(22,212)	30,870
Net cash provided by investing activities from discontinued operations	1,567	176,362

Net cash provided by (used in) investing activities	(20,645)	207,232

Cash flow from financing activities:
Proceeds from issuance of common stock for employee benefit plans	128	728
Purchase of common stock for treasury	(20,010)	(16,523)
Repurchase of convertible senior notes	(51,634)	(34,071)
Other financing activities	(83)	82

Net cash used in financing activities from continuing operations	(71,599)	(49,784)
Net cash (used in) provided by financing activities from discontinued operations	(23)	675

Net cash used in financing activities	(71,622)	(49,109)

Net decrease in cash and cash equivalents	(111,168)	131,379
Cash and cash equivalents at beginning of period	217,606	86,227

Cash and cash equivalents at end of period	$106,438	$217,606

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